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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                 SCHEDULE 14D-9
                               (AMENDMENT NO. 1)

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                     SOLICITATION/RECOMMENDATION STATEMENT
                         UNDER SECTION 14(d)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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                           HOWMET INTERNATIONAL INC.
                           (Name of Subject Company)

                           HOWMET INTERNATIONAL INC.
                       (Name of Person Filing Statement)

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                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                   443208 103
                     (CUSIP Number of Class of Securities)

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                              ROLAND A. PAUL, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                           HOWMET INTERNATIONAL INC.
                               475 STEAMBOAT ROAD
                       GREENWICH, CONNECTICUT 06836-1960
                                 (203) 661-4600
                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications
                   On Behalf of the Person Filing Statement)

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                                WITH COPIES TO:

   J. DAVID KIRKLAND, JR., ESQ.                    ERIC S. ROBINSON, ESQ.
        BAKER BOTTS L.L.P.                     WACHTELL, LIPTON, ROSEN & KATZ
  ONE SHELL PLAZA, 910 LOUISIANA                     51 WEST 52ND STREET
       HOUSTON, TEXAS 77002                       NEW YORK, NEW YORK 10019
          (713) 229-1101                               (212) 403-1000
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[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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         Howmet International Inc., a Delaware corporation (the "Company"), hereby amends and supplements its Solicitation/Recommendation Statement on
Schedule 14D-9 dated May 1, 2000 (as amended and supplemented, the "Schedule 14D-9") filed by the Company with the Securities and Exchange Commission, relating to the tender offer commenced on April 18, 2000 by HMI Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Alcoa Inc., a Pennsylvania corporation. This amendment constitutes Amendment No. 1 to the
Schedule 14D-9.

         The item of the Schedule 14D-9 set forth below is hereby amended and supplemented by adding the following thereto:

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

EXHIBIT NO.       DESCRIPTION

(a)(3)            Press Release of the Company dated June 2, 2000


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                                   SIGNATURE

         After due inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 2, 2000

                                  HOWMET INTERNATIONAL INC.


                                  By: /s/   ROLAND A. PAUL
                                      -------------------------------------
                                      Name:  Roland A. Paul
                                      Title: Vice President and General Counsel


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                                 EXHIBIT INDEX


Exhibit No.                Description
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  (a)(3)                   Press Release of the Company dated June 2, 2000